Exhibit 10.9

November 24, 2015

Via e-mail and courier:

Charles E. (“Chip”) Schneider

Re: Offer of Employment

Dear Chip,

I am pleased to confirm our employment offer for you to join RigNet (also referred to as the “Company”) as Senior Vice President and Chief Financial Officer, based in Houston, Texas, and reporting directly to Mark B. Slaughter, Chief Executive Officer & President. This position will commence with a bi-weekly salary of $12,500.00, which equates to $325,000.00 annually. You will be entitled to participate in the Company’s standard benefits package and to 184 hours of personal time per calendar year, the latter of which will be prorated should your start date fall within the year. Details on benefits and personal time are included in the accompanying materials.

You will be a participant in the Company’s Short-Term Incentive Plan (“STIP”) beginning in 2016, with a target payout of 70% of your base salary. The STIP has historically been funded from the Company’s financial performance compared against annual plan targets, with payouts to participants based on financial performance and the degree of achievement of assigned personal objectives. A copy of the STIP will be provided to you upon your commencement of employment.

You will also be recommended to RigNet’s Board of Directors at its regularly-scheduled meeting in March, 2016 for participation in the Company’s Long-Term Incentive Plan (“LTIP”) at 140% of your annual base salary. LTIP has been historically awarded annually and in a combination of restricted stock and stock options. For Named Executive Officers, including your position, the Company is considering in 2016 the introduction of performance-based incentives that would be part of the mix. Stock options are awarded with a strike price “at the money”, vest in equal amounts over four years and have a ten-year life. Restricted stock has restrictions that lapse in equal amounts over four years. As noted above, it is expected that the 2016 LTIP award will include time-based restricted stock and/or stock options as well as performance shares that will have three-year cliff vesting.

As further inducement to join the RigNet team, we are offering you a sign-on bonus of $455,000, with $330,000 to be provided in equity, and the balance, or $125,000, to be provided in cash. The equity award will be awarded to you on or shortly after your start date, which you have indicated will be on December 8, 2015. The equity award will be time-based, with 70% of the amount nominated in stock options and 30% in restricted stock or equivalents. Standard vesting will apply as per the preceding paragraph. The cash component of the sign-on will be made in January, 2016.

This offer is contingent upon a clean background check and pre-employment drug screen. Please note you will need to complete the proper paperwork for both pre-employment items within three calendar days of signing the offer letter. Your employment with us is for no set period of time and may be terminated by either you or us, with or without cause, at any time, with or without notice. Further information regarding the Arbitration Agreement, Drug & Alcohol Policy, and Confidentiality Agreement and Invention Assignment Agreement can be found in the attached agreements, which will require your signature before you begin employment.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 www.rig.net

Charles Schneider Offer Letter

Chief Financial Officer

On your first day of employment, you will be required to complete an electronic “Employment Eligibility Verification” Form I-9. You will be required to provide proper identification to complete your I-9.

We are also providing you with the exit economics related to your later departure from the Company under standard exit scenarios. Should the Company terminate your employment without “Cause” at any time or should you terminate your employment for “Good Reason” within two years following a “Change in Control”, each of these terms as defined in the Annex I to this letter (attached to this letter and incorporated by reference), the Company shall pay you the following severance benefits, in exchange for your execution and delivery of our standard release:

•	One and one-half years of annual base salary and target bonus at target, paid as a lump sum

•	Benefits coverage under COBRA for a period of up to twelve (12) months. Such coverage shall be included in and part of your maximum COBRA entitlement, and you will be responsible for the employee’s portion of premiums; and

•	$20,000 in outplacement services at a provider of your choosing

Please indicate your acceptance by signing and returning a copy of this letter reflecting your desired starting date. This offer of employment is valid through November 30, 2015.

Sincerely,

/s/ Charolette Whitley
Charolette Whitley
Manager, Human Resources
RigNet Inc.

CH/

Attachments

/s/ Charles E. (“Chip”) Schneider		11/25/15

Acceptance:	Charles E. (“Chip”) Schneider	Date

Anticipated Start Date:	12/8/15

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 www.rig.net

Charles Schneider Offer Letter

Chief Financial Officer

Annex I – Defined Terms

The terms “you” and “your” refer to Charles Schneider, as identified in the letter of November 12, 2015.

The terms “Company” “us” and “our” shall mean RigNet, Inc., its subsidiaries and affiliates.

“Cause” is defined as any of the following: (i) Employee’s plea of guilty or nolo contendre, or conviction of a felony or a misdemeanor involving moral turpitude; (ii) any act by Employee of fraud or dishonesty with respect to any aspect of Company’s business including, but not limited to, falsification of Company records; (iii) Employee’s failure to perform his duties (other than by reason of an illness or a disability); (iv) Employee’s engagement in misconduct that is materially injurious to the Company (monetarily or otherwise); (v) Employee’s breach any confidentiality, noncompetition or non-solicitation obligations to the Company; Employee’s commencement of employment with an unrelated employer; (vii) material violation by Employee of any of the Company’s written policies, including but not limited to any harassment and/or non-discrimination policies; (viii) Employee’s gross negligence in the performance of his duties.

“Good Reason” means (i) a material adverse change in your position, authority, duties or responsibilities, (ii) a reduction in your base salary or the taking of any action by us that would materially diminish your annual bonus opportunities, (iii) the relocation of the principal executive offices by more than 50 miles from where such offices are located on the first day of your employment or your being based at any office other than the principal executive or hemisphere management offices, except for travel reasonably required in the performance of your duties, (iv) a material breach of the agreement by us, or (v) the failure of a successor to us to assume the agreement.

A “Change of Control” shall have the same meaning as defined in Section 409A of the Internal Revenue Code.

***

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 www.rig.net